Exhibit 99.1

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

OF MEN’S WEARHOUSE AND JOS. A. BANK

The following tables set forth summary historical and unaudited pro forma financial data at the dates and for the periods indicated. The summary condensed historical combined statement of earnings and statement of cash flows data for the fiscal years ended February 1, 2014, February 2, 2013 and January 28, 2012 and the summary historical condensed balance sheet data as of February 1, 2014 and February 2, 2013 have been derived from the historical audited combined financial statements of Men’s Wearhouse and Jos. A. Bank, as applicable, included elsewhere in this offering memorandum. The summary condensed combined statement of earnings and statement of cash flows data for the three months ended May 3, 2014 and May 4, 2013 and the summary historical condensed balance sheet data as of May 3, 2014 and May 4, 2013 have been derived from the unaudited financial statements of Men’s Wearhouse and Jos. A. Bank, as applicable, included elsewhere in this offering memorandum. The financial data for the twelve months ended May 3, 2014 were derived by adding the financial data from Men’s Wearhouse’s and Jos. A. Bank’s unaudited consolidated financial statements for the three months ended May 3, 2014, respectively, with the audited consolidated financial statements for the fiscal year ended February 1, 2014, respectively, and then deducting the financial data from Men’s Wearhouse’s and Jos. A. Bank’s unaudited financial statements for the three months ended May 4, 2013, respectively.

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of May 3, 2014 and the Unaudited Pro Forma Condensed Combined Statement of Earnings for the fiscal year ended February 1, 2014, the three months ended May 4, 2013, the three months ended May 3, 2014 and the twelve months ended May 3, 2014 of the Company have been derived by the application of pro forma adjustments related to the Acquisition, the Transactions and the other assumptions and adjustments described in the accompanying notes herein to the historical audited and unaudited financial statements of the Company and Jos. A. Bank.

The following unaudited pro forma financial information related to the Acquisition was prepared using the acquisition method of accounting for business combinations. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Acquisition and the other Transactions took place as of May 3, 2014. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended February 1, 2014, the three months ended May 4, 2013, the three months ended May 3, 2014 and the twelve months ended May 3, 2014 are presented as if the Acquisition and the other Transactions occurred on February 3, 2013. The financial data for the twelve months ended May 3, 2014 were derived by adding the financial data from the Unaudited Pro Forma Condensed Combined Financial Information for the three months ended May 3, 2014 with the Unaudited Pro Forma Condensed Combined Financial Information for the fiscal year ended February 1, 2014 and then deducting the financial data from the Unaudited Pro Forma Condensed Combined Financial Information for the three months ended May 4, 2013. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information. Certain reclassifications have been made relative to Jos. A. Bank’s historical financial statements in order to present them on a basis consistent with those of Men’s Wearhouse. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Unaudited Pro Forma Condensed Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by Men’s Wearhouse. These accounting policies are similar in most material respects to those of Jos. A. Bank. Upon completion of the Acquisition, or as more information becomes available, Men’s Wearhouse will perform a more detailed review of Jos. A. Bank’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

The historical financial information has been adjusted in the Unaudited Pro Forma Condensed Combined Financial Statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the Unaudited Pro Forma Condensed Combined Statement of Earnings, expected to have a continuing impact on the consolidated results. The Unaudited Pro Forma Condensed Combined Financial Information is not intended to represent or be indicative of the consolidated results of operations or financial position of Men’s Wearhouse that would have been reported had the Acquisition and the other Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Men’s Wearhouse. The pro forma information presented is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this offering memorandum and management assumptions, and will be revised as additional information becomes available. These unaudited pro forma condensed combined financial statements are for informational purposes only.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and Men’s Wearhouse’s and Jos. A. Bank’s respective historical consolidated financial statements and the related notes included elsewhere in this offering memorandum.

SUMMARY CONSOLIDATED FINANCIAL DATA—MEN’S WEARHOUSE

	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
(Dollars in thousands)	January 28, 2012	February 2, 2013	February 1, 2014	May 4, 2013	May 3, 2014	May 3, 2014
Statement of Earnings Data:
Total net sales	$2,382,684	$2,488,278	$2,473,233	$616,536	$630,474	$2,487,171
Total cost of sales	1,333,757	1,380,130	1,384,223	338,616	347,110	1,392,717
Total gross margin	1,048,927	1,108,148	1,089,010	277,920	283,364	1,094,454
Goodwill impairment charge	—	—	9,501	—	—	9,501
Asset impairment charges	2,042	482	2,216	—	302	2,518
Selling, general and administrative expenses	861,453	909,098	947,665	225,367	255,781	978,079
Operating income	185,432	198,568	129,628	52,553	27,281	104,356
Interest income	424	648	385	121	61	325
Interest expense	(1,446)	(1,544)	(3,205)	(344)	(1,135)	(3,996)
Provision for income taxes	63,944	65,609	42,591	19,374	9,749	32,966
Net earnings including non-controlling interest	120,466	132,063	84,217	32,956	16,458	67,719
Net (earnings) loss attributable to non-controlling interest	135	(347)	(426)	135	28	(533)
Net earnings attributable to common shareholders	120,601	131,716	83,791	33,091	16,486	67,186
Balance Sheet Data (end of period):
Cash and cash equivalents	125,306	156,063	59,252	155,099	95,923	95,923
Inventories	572,502	556,531	599,486	598,916	645,772	645,772
Working capital	544,108	560,970	479,808	531,995	490,721	490,721
Total assets	1,405,952	1,496,347	1,555,230	1,544,181	1,640,978	1,640,978
Total liabilities	374,133	387,112	532,081	445,131	598,251	598,251
Total equity	1,031,819	1,109,235	1,023,149	1,099,050	1,042,727	1,042,727
Cash Flow Data:
Cash flows from:
Operating activities	162,797	225,730	188,930	70,666	69,813	188,077
Investing activities	(91,761)	(123,475)	(198,979)	(25,089)	(22,543)	(196,433)
Financing activities	(81,784)	(71,347)	(82,935)	(45,795)	(11,309)	(48,449)
Capital expenditures	91,820	121,433	108,200	25,127	22,543	105,616
Other Financial Data:
Adjusted EBITDA(1)	281,033	300,544	274,713	78,406	79,939	276,246
Percentage increase/(decrease) in comparable sales(2):
Men’s Wearhouse	9.1%	4.8%	0.7%	1.6%	2.9%
Moores	4.5%	1.5%	(4.1)%	(7.0)%	6.0%
K&G	3.6%	(4.3)%	(5.5)%	(6.7)%	(1.2)%
Average net sales per square foot of selling space(3):
Men’s Wearhouse	$451	$471	$472
Moores	$432	$439	$419
K&G	$191	$186	$176
Number of retail stores:
Men’s Wearhouse	607	638	661	644	670	670
Men’s Wearhouse and Tux	343	288	248	281	244	244
Moores	117	120	121	120	120	120
K&G	99	97	94	96	94	94
Total	1,166	1,143	1,124	1,141	1,128	1,128

(1)

We define EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of non-cash stock-based compensation expense, non-cash impairment charges, certain acquisition related expenses and other non-recurring items. The indenture governing the notes and the New Credit Facilities each will include definitions of EBITDA-based metrics that are different from the definition of Adjusted EBITDA used herein. We believe that EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. In addition, we believe that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. EBITDA is not a defined term within U.S. GAAP.

(2)

Comparable sales data is calculated by excluding the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales, beginning in fiscal 2013. The inclusion of e-commerce net sales did not have a significant effect on comparable sales. Comparable sales percentages for Moores are calculated using Canadian dollars.

(3)

Average net sales per square foot of selling space is calculated by dividing total selling square footage for all stores open the entire year into total sales for those stores. The calculation for Men’s Wearhouse includes Men’s Wearhouse and Tux stores. The calculation for Moores is calculated using Canadian dollars. For fiscal 2012, the calculation excludes total sales for the 53rd week.

	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
(Dollars in thousands)	January 28, 2012	February 2, 2013	February 1, 2014	May 4, 2013	May 3, 2014	May 3, 2014
Adjusted EBITDA Reconciliation:
Net income	$120,601	$131,716	$83,791	$33,091	$16,486	$67,186
Plus: Earnings (loss) attributable to non-controlling interest	(135)	347	426	(135)	(28)	533
Plus: Provision for income taxes	63,944	65,609	42,591	19,374	9,749	32,966
Plus: Interest expense	1,446	1,544	3,205	344	1,135	3,996
Less: Interest income	424	648	385	121	61	325
Plus: Depreciation and amortization	75,968	84,979	88,749	21,355	21,929	89,323
EBITDA	261,400	283,547	218,377	73,908	49,210	193,679
Plus: Goodwill impairment charge	—	—	9,501	—	—	9,501
Plus: Asset impairment charges	2,042	482	2,216	—	302	2,518
Plus: Acquisition and acquisition-related integration costs(a)	3,793	—	4,899	—	686	5,585
Plus: Various strategic projects(b)	—	—	22,600	—	25,767	48,367
Plus: Stock-based compensation	13,798	16,515	17,120	4,498	3,974	16,596
Adjusted EBITDA	$281,033	$300,544	$274,713	$78,406	$79,939	$276,246

(a)	Consists of costs related to the JA Holding, Inc. acquisition and integration in fiscal 2013 and costs related to the integration of Dimensions and Alexandra in fiscal 2011.

(b)

Consists of costs related to various strategic projects, separation costs associated with former executives, K&G ecommerce closure costs and a New York store related closure costs partially offset by a gain from the sale of an office building in Fremont, California in fiscal 2013 and one-time costs and professional fees related to our strategic activity primarily with Jos. A. Bank and cost reduction initiatives for the three months ended May 3, 2014.

SUMMARY CONSOLIDATED FINANCIAL DATA—JOS. A. BANK

	Fiscal Year Ended			Three Months Ended		Twelve Months
(Dollars in thousands)	January 28, 2012	February 2, 2013	February 1, 2014	May 4, 2013	May 3, 2014	Ended May 3, 2014
Consolidated Statements of Income Information:
Net sales	$979,852	$1,049,313	$1,032,166	$196,055	$217,422	$1,053,533
Cost of goods sold	371,577	437,551	435,578	76,869	85,552	444,261
Gross profit	608,275	611,762	596,588	119,186	131,870	609,272
Operating expenses:
Sales and marketing	372,268	409,150	416,469	88,701	96,921	424,689
General and administrative(1)	76,600	74,172	78,093	17,532	95,654	156,215
Total operating expenses	448,868	483,322	494,562	106,233	192,575	580,904
Operating income (loss)	159,407	128,440	102,026	12,953	(60,705)	28,368
Total other income	35	403	349	166	50	233
Income (loss) before provision for income taxes	159,442	128,843	102,375	13,119	(60,655)	28,601
Provision (benefit) for income taxes	61,951	49,147	39,049	5,031	(23,518)	10,500
Net income (loss)	97,491	79,696	63,326	8,088	(37,137)	18,101
Consolidated Balance Sheet Information (as of end of period):
Cash and cash equivalents	$87,230	$71,288	$305,531	$30,878	$338,420	$338,420
Inventories	304,655	330,502	304,322	360,366	330,250	330,250
Working capital	500,849	571,840	636,686	578,649	595,412	595,412
Total assets	813,612	894,847	935,738	881,447	892,503	892,503
Total liabilities	228,678	227,284	203,654	205,499	197,125	197,125
Stockholders’ equity	584,934	667,563	732,084	675,948	695,378	695,378
Consolidated Statements of Cash Flows Information:
Net cash provided by (used in):
Operating activities	91,816	84,525	98,195	(50,283)	(100,996)	47,482
Investing activities	(87,994)	(101,224)	136,579	10,086	134,144	260,637
Financing activities	2,429	757	(531)	(213)	(259)	(577)
Capital expenditures	37,531	35,643	29,285	5,895	5,825	29,215
Other Financial Data:
Percentage increase (decrease) in comparable sales(2)	7.6%	2.0%	(3.7)%	(6.4)%	8.4%
Number of stores(3)	556	602	628	606	638	638
Adjusted EBITDA(4)	188,259	159,903	138,604	20,956	22,776	140,424

(1)                                 Includes $4.4 million related to strategic activity in fiscal 2013 and $75.4 million for the three months ended May 3, 2014.

(2)                                 Comparable sales is calculated based on merchandise and tuxedo rental sales generated in all Company-owned stores that have been open for at least thirteen full months and includes Internet sales beginning in fiscal 2012.

(3)                                 Includes Franchise Stores.

(4)                                 We define EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of non-cash stock-based compensation expense, non-cash impairment charges, certain acquisition related expenses and other non-recurring items. The indenture governing the notes and the New Credit Facilities each will include definitions of EBITDA-based metrics that are different from the definition of Adjusted EBITDA used herein. We believe that EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. In addition, we believe that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. EBITDA is not a defined term within U.S. GAAP.

	Fiscal Year Ended			Three Months Ended		Twelve Months
	January 28, 2012	February 2, 2013	February 1, 2014	May 4, 2013	May 3, 2014	Ended May 3, 2014
Adjusted EBITDA Reconciliation:
Net income (loss)	$97,491	$79,696	$63,326	$8,088	$(37,137)	$18,101
Plus: Provision (benefit) for income taxes	61,951	49,147	39,049	5,031	(23,518)	10,500
Plus: Interest expense	312	26	44	5	11	50
Less: Interest income	347	429	393	171	61	283
Plus: Depreciation and amortization	26,101	28,521	29,573	7,493	7,401	29,481
EBITDA	185,508	156,961	131,599	20,446	(53,304)	57,849
Plus: Asset impairment charges	294	805	1,041	—	—	1,041
Plus: Strategic activity fees(a)	—	—	4,365	—	75,390	79,755
Plus: Stock-based compensation	2,457	2,137	1,599	510	690	1,779
Adjusted EBITDA	$188,259	$159,903	$138,604	$20,956	$22,776	$140,424

(a)                                 Consists of legal and other professional services fees related to Jos. A. Bank’s strategic activity, including activity relating to Men’s Wearhouse and Eddie Bauer.

SUMMARY CONSOLIDATED AND UNAUDITED PRO FORMA FINANCIAL DATA

	Pro Forma Combined(1)
		Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Fiscal Year Ended February 1, 2014	May 4, 2013	May 3, 2014	May 3, 2014
Statement of Earnings Data:
Total net sales	$3,505,399	$812,591	$847,896	$3,540,704
Total cost of sales	1,990,269	457,088	475,551	2,008,731
Total gross margin	1,515,130	355,503	372,345	1,531,973
Goodwill impairment charge	9,501	—	—	9,501
Asset impairment charges	3,257	—	302	3,559
Selling, general and administrative expenses	933,454	225,367	235,682	943,769
Sales and marketing including occupancy costs(2)	275,088	54,991	60,538	280,636
General and administrative	51,485	11,903	14,842	54,424
Operating income	242,345	63,242	60,981	240,084
Interest income	200	50	50	200
Interest expense	(107,020)	(26,807)	(26,652)	(106,865)
Provision for income taxes	45,113	13,109	13,074	45,078
Net earnings including non-controlling interest	90,412	23,376	21,305	88,341
Net (earnings) loss attributable to non-controlling interest	(426)	135	28	(533)
Net earnings attributable to common shareholders	89,986	23,511	21,333	87,808

Balance Sheet Data:
Cash and cash equivalents				$99,644
Inventories				976,022
Total current assets				1,309,367
Total assets				3,540,854
Total liabilities				2,650,530
Total equity				890,324
Other Financial Data:
Pro Forma Adjusted EBITDA(3)				$509,965
Cash interest expense(4)				$98,182
Total debt				1,795,980
Ratio of total debt to Pro Forma Adjusted EBITDA				3.52	x
Ratio of Pro Forma Adjusted EBITDA to cash interest expense				5.19	x

(1)                                 Due to rounded numbers amounts may not sum.

(2)                                 Certain occupancy costs for Jos. A. Bank were reclassified to cost of sales to conform to Men’s Wearhouse’s calculation of gross margin. See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(3)                                 We define EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of non-cash stock-based compensation expense, non-cash impairment charges, certain acquisition related expenses and other non-recurring items. The indenture governing the notes and the New Credit Facilities each will include definitions of EBITDA-based metrics that are different from the definition of Adjusted EBITDA used herein. We believe that EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. In addition, we believe that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. EBITDA is not a defined term within U.S. GAAP.

(4)                                 Amount represents the cash paid on our indebtedness and excludes non-cash interest amounts primarily consisting of amortization of deferred financing costs. A 1/8 percentage point change in the interest rate on the notes offered hereby would change our cash interest expense by $0.8 million per annum.

(Dollars in thousands)	Fiscal Year Ended February 1, 2014	Three Months Ended May 4, 2013	Three Months Ended May 3, 2014	Twelve Months Ended May 3, 2014
Adjusted EBITDA Reconciliation:
Net income	$89,986	$23,511	$21,333	$87,808
Plus: Earnings attributable to non-controlling interest	426	(135)	(28)	533
Plus: Provision for income taxes	45,113	13,109	13,074	45,078
Plus: Interest expense	107,020	26,807	26,652	106,865
Less: Interest income	200	50	50	200
Plus: Depreciation and amortization	118,322	28,848	29,330	118,804
EBITDA	360,667	92,090	90,311	358,888
Plus: Goodwill impairment charge	9,501	—	—	9,501
Plus: Asset impairment charges	3,257	—	302	3,559
Plus: Acquisition and acquisition-related integration costs(a)	4,899	—	686	5,585
Plus: Various strategic projects(b)	8,389	—	5,668	14,057
Plus: Stock-based compensation	18,719	5,008	4,664	18,375
Adjusted EBITDA(c)	$405,432	$97,098	$101,631	$409,965
Plus: Synergies(d)				100,000
Pro Forma Adjusted EBITDA				$509,965

(a)                                 Consists of costs related to the JA Holding, Inc. acquisition and integration.

(b)                                 Consists of costs related to various strategic projects, separation costs associated with former executives, K&G ecommerce closure costs and a New York store related closure costs partially offset by a gain from the sale of an office building in Fremont, California in fiscal 2013 and one-time costs and professional fees related to our strategic activity primarily with Jos. A. Bank and cost reduction initiatives for the three months ended May 3, 2014.

(c)                                  Fiscal 2013 Adjusted EBITDA for Men’s Wearhouse and Jos. A. Bank was $274.7 million and $138.6 million, respectively, which when combined totaled $413.3 million. The difference between the Adjusted EBITDA calculation in the table above and the total combined companies fiscal 2013 Adjusted EBITDA is due to a $7.9 million increase in rent expense resulting from the elimination of deferred rent balances assumed during the purchase price allocation process. Twelve months ended May 3, 2014 Adjusted EBITDA for Men’s Wearhouse and Jos. A. Bank was $276.2 million and $140.4 million, respectively, which when combined totaled $416.7 million. The difference between the twelve month Adjusted EBITDA in the table above and the total combined companies twelve month ended Adjusted EBITDA is due to a $6.7 million increase in rent expense resulting from the elimination of deferred rent balances assumed during the purchase price allocation process.

(d)                                 Synergies estimate based on low end of $100 to $150 million of run-rate annual synergies over three years. No assurance can be given that any of these estimated synergies will be realized. See “Risk Factors—Risks Relating to the Acquisition—We may not realize the anticipated benefits of the Acquisition, which could adversely impact our business and our operating results.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 11, 2014, The Men’s Wearhouse, Inc. (the “Company” or “Men’s Wearhouse”) entered into an agreement and plan of merger (the “Merger Agreement”) with Jos. A. Bank Clothiers, Inc. (“Jos. A. Bank” or “JOSB”) and Java Corp., a wholly owned subsidiary of Men’s Wearhouse (“Purchaser”). In accordance with the terms of the Merger Agreement, upon the consummation of Purchaser’s existing tender offer for all of the issued and outstanding shares of common stock of Jos. A. Bank, subject to the conditions in the Company’s and Purchaser’s Offer to Purchase, and the subsequent closing of the merger, JOSB will merge with and into Purchaser and JOSB will become a wholly owned subsidiary of the Company (such transactions collectively referred to as the “Acquisition”). Concurrently with the closing of the Acquisition, the Company plans to enter into a (i) $1.1 billion aggregate principal amount senior secured credit facility (the “Term Loan Facility”), (ii) a $500.0 million asset-based revolving facility (the “ABL Facility”), (iii) $600.0 million aggregate principal amount senior unsecured notes offered hereby (“Notes Offering”) and (iv) refinance certain existing indebtedness of the Company prior to the effective time of the Acquisition (such financing arrangements, collectively with the Acquisition, are referred to as the “Transactions”).

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of May 3, 2014 and the Unaudited Pro Forma Condensed Combined Statement of Earnings for the fiscal year ended February 1, 2014, the three months ended May 4, 2013, the three months ended May 3, 2014 and the twelve months ended May 3, 2014 of the Company have been derived by the application of pro forma adjustments related to the Acquisition, the other Transactions, and the other assumptions and adjustments described in the accompanying notes herein to the historical audited and unaudited financial statements of the Company and Jos. A. Bank.

The following unaudited pro forma financial information related to the Acquisition was prepared using the acquisition method of accounting for business combinations. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Acquisition and the other Transactions took place as of May 3, 2014. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended February 1, 2014, the three months ended May 4, 2013, the three months ended May 3, 2014 and the twelve months ended May 3, 2014 are presented as if the Acquisition and the other Transactions occurred on February 3, 2013. The financial data for the twelve months ended May 3, 2014 were derived by adding the financial data from the Unaudited Pro Forma Condensed Combined Financial Information for the three months ended May 3, 2014 with the Unaudited Pro Forma Condensed Combined Financial Information for the fiscal year ended February 1, 2014 and then deducting the financial data from the Unaudited Pro Forma Condensed Combined Financial Information for the three months ended May 4, 2013. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information, which are referred to in this section as the notes. Certain reclassifications have been made relative to Jos. A. Bank’s historical financial statements in order to present them on a basis consistent with those of Men’s Wearhouse.

The Unaudited Pro Forma Condensed Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by Men’s Wearhouse. These accounting policies are similar in most material respects to those of Jos. A. Bank. Upon completion of the Acquisition, or as more information becomes available, Men’s Wearhouse will perform a more detailed review of Jos. A. Bank’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

The historical financial information has been adjusted in the Unaudited Pro Forma Condensed Combined Financial Statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the Unaudited Pro Forma Condensed Combined Statement

of Earnings, expected to have a continuing impact on the consolidated results. The Unaudited Pro Forma Condensed Combined Financial Information is not intended to represent or be indicative of the consolidated results of operations or financial position of Men’s Wearhouse that would have been reported had the Acquisition and the Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Men’s Wearhouse. The pro forma information presented is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information as of the date of this offering memorandum and management assumptions, and will be revised as additional information becomes available. These unaudited pro forma condensed combined financial statements are for informational purposes only. The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any operating efficiencies and cost savings that we may achieve with respect to combining the companies. Synergies have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with, each of the Company’s and Jos. A Bank’s historical audited financial statements, including the notes thereto included elsewhere in this offering memorandum.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MAY 3, 2014

(In thousands)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$95,923	$338,420	$—	$(334,699)	(A)	$99,644
Accounts receivable, net	67,778	18,278	—	—		86,056
Inventories	645,772	330,250	—	—		976,022
Prepaid expenses and other current assets	—	54,297	(54,297)	—		—
Other current assets	84,803	—	54,297	8,545	(B)	147,645
Total current assets	894,276	741,245	—	(326,154)		1,309,367
PROPERTY AND EQUIPMENT, net	406,784	150,980	—	—		557,764
TUXEDO RENTAL PRODUCT, net	148,120	—	—	—		148,120
GOODWILL	127,098	—	—	786,412	(C)	913,510
INTANGIBLE ASSETS, net	57,966	—	—	500,000	(C)	557,966
OTHER ASSETS	6,734	278	—	47,115	(A), (B)	54,127
TOTAL ASSETS	$1,640,978	$892,503	$—	$1,007,373		$3,540,854
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$168,826	$47,696	$18,456	$—		$234,978
Accrued expenses and other current liabilities	220,452	98,137	(18,456)	—		300,133
Income taxes payable	4,277	—	—	—		4,277
Current maturities of long-term debt	10,000	—	—	1,000	(B)	11,000
Total current liabilities	403,555	145,833	—	1,000		550,388
LONG-TERM DEBT	85,000	—	—	1,699,980	(B)	1,784,980
DEFERRED TAXES AND OTHER LIABILITIES	109,696	—	51,292	154,174	(A), (D)	315,162
DEFERRED RENT	—	40,469	(40,469)	—		—
DEFERRED TAX LIABILITY	—	9,463	(9,463)	—		—
OTHER NON-CURRENT LIABILITIES	—	1,360	(1,360)	—		—
Total liabilities	598,251	197,125	—	1,855,154		2,650,530
EQUITY	1,042,727	695,378	—	(847,781)	(E)	890,324
TOTAL LIABILITIES AND EQUITY	$1,640,978	$892,503	$—	$1,007,373		$3,540,854

(1)                                 See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the reclassifications included in this column.

(2)                                 See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(3)                                 See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended February 1, 2014

(In thousands, except per share amounts)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma
Net sales	$2,473,233	$1,032,166	—	—		$3,505,399
Cost of sales	1,384,223	435,578	162,583	7,885	(F)	1,990,269
Gross margin	1,089,010	596,588	(162,583)	(7,885)		1,515,130
Goodwill impairment charge	9,501	—	—	—		9,501
Asset impairment charges	2,216	—	1,041	—		3,257
Selling, general and administrative expenses	947,665	—	—	(14,211)	(G)	933,454
Sales and marketing including occupancy costs	—	416,469	(141,381)	—		275,088
General and administrative	—	78,093	(22,243)	(4,365)	(G)	51,485
Operating income	129,628	102,026	—	10,691		242,345
Interest income	385	393	—	(578)	(H)	200
Interest expense	(3,205)	(44)	—	(103,771)	(I)	(107,020)
Earnings before income taxes	126,808	102,375	—	(93,658)		135,525
Provision for income taxes	42,591	39,049	—	(36,527)	(J)	45,113
Net earnings including non-controlling interest	84,217	63,326	—	(57,131)		90,412
Net (earnings) loss attributable to non-controlling interest	(426)	—	—	—		(426)
Net earnings attributable to common shareholders	$83,791	$63,326	$—	$(57,131)		$89,986
Net earnings per common share attributable to common shareholders:
Basic	$1.71	$2.26				$1.83
Diluted	$1.70	$2.26				$1.82
Weighted-average common shares outstanding:
Basic	48,849	27,981		(27,981)	(K)	48,849
Diluted	49,162	28,053		(28,053)	(K)	49,162

(1)                                 See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the reclassifications included in this column.

(2)                                 See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(3)                                 See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Three Months Ended May 4, 2013

(In thousands, except per share amounts)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma
Net sales	$616,536	$196,055	—	—		$812,591
Cost of sales	338,616	76,869	39,339	2,264	(F)	457,088
Gross margin	277,920	119,186	(39,339)	(2,264)		355,503
Selling, general and administrative expenses	225,367	—	—	—		225,367
Sales and marketing including occupancy costs	—	88,701	(33,710)	—		54,991
General and administrative	—	17,532	(5,629)	—		11,903
Operating income	52,553	12,953	—	(2,264)		63,242
Interest income	121	171	—	(242)	(H)	50
Interest expense	(344)	(5)	—	(26,458)	(I)	(26,807)
Earnings before income taxes	52,330	13,119	—	(28,964)		36,485
Provision for income taxes	19,374	5,031	—	(11,296)	(J)	13,109
Net earnings including non-controlling interest	32,956	8,088	—	(17,668)		23,376
Net loss attributable to non-controlling interest	135	—	—	—		135
Net earnings attributable to common shareholders	$33,091	$8,088	$—	$(17,668)		$23,511
Net earnings per common share attributable to common shareholders:
Basic	$0.65	$0.29				$0.46
Diluted	$0.65	$0.29				$0.46
Weighted-average common shares outstanding:
Basic	50,607	27,965		(27,965)	(K)	50,607
Diluted	50,788	28,047		(28,047)	(K)	50,788

(1)                                 See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the reclassifications included in this column.

(2)                                 See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(3)                                 See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Three Months Ended May 3, 2014

(In thousands, except per share amounts)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma
Net sales	$630,474	$217,422	—	—		$847,896
Cost of sales	347,110	85,552	41,805	1,084	(F)	475,551
Gross margin	283,364	131,870	(41,805)	(1,084)		372,345
Asset impairment charges	302	—	—	—		302
Selling, general and administrative expenses	255,781	—	—	(20,099)	(G)	235,682
Sales and marketing including occupancy costs	—	96,921	(36,383)	—		60,538
General and administrative	—	95,654	(5,422)	(75,390)	(G)	14,842
Operating income (loss)	27,281	(60,705)	—	94,405		60,981
Interest income	61	61	—	(72)	(H)	50
Interest expense	(1,135)	(11)	—	(25,506)	(I)	(26,652)
Earnings (loss) before income taxes	26,207	(60,655)	—	68,827		34,379
Provision (benefit) for income taxes	9,749	(23,518)	—	(26,843)	(J)	13,074
Net earnings (loss) including non-controlling interest	16,458	(37,137)	—	41,984		21,305
Net loss attributable to non-controlling interest	28	—	—	—		28
Net earnings (loss) attributable to common shareholders	$16,486	$(37,137)	$—	$41,984		$21,333
Net earnings (loss) per common share attributable to common shareholders:
Basic	$0.34	$(1.33)				$0.45
Diluted	$0.34	$(1.33)				$0.44
Weighted-average common shares outstanding:
Basic	47,607	27,992		(27,992)	(K)	47,607
Diluted	47,974	27,992		(27,992)	(K)	47,974

(1)                                 See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the reclassifications included in this column.

(2)                                 See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(3)                                 See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Twelve Months Ended May 3, 2014

(In thousands, except per share amounts)

	Company Historical	Jos. A. Bank Historical	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma
Net sales	$2,487,171	$1,053,533	—	—		$3,540,704
Cost of sales	1,392,717	444,261	165,048	6,705	(F)	2,008,731
Gross margin	1,094,454	609,272	(165,048)	(6,705)		1,531,973
Goodwill impairment charge	9,501	—	—	—		9,501
Asset impairment charges	2,518	—	1,041	—		3,559
Selling, general and administrative expenses	978,079	—	—	(34,310)	(G)	943,769
Sales and marketing including occupancy costs	—	424,689	(144,053)	—		280,636
General and administrative	—	156,215	(22,036)	(79,755)	(G)	54,424
Operating income	104,356	28,368	—	107,360		240,084
Interest income	325	283	—	(408)	(H)	200
Interest expense	(3,996)	(50)	—	(102,819)	(I)	(106,865)
Earnings before income taxes	100,685	28,601	—	4,133		133,419
Provision for income taxes	32,966	10,500	—	(1,612)	(J)	45,078
Net earnings including non-controlling interest	67,719	18,101	—	2,521		88,341
Net (earnings) loss attributable to non-controlling interest	(533)	—	—	—		(533)
Net earnings attributable to common shareholders	$67,186	$18,101	$—	$2,521		$87,808
Net earnings per common share attributable to common shareholders:
Basic	$1.39	$0.65				$1.82
Diluted	$1.38	$0.65				$1.80
Weighted-average common shares outstanding:
Basic	48,099	27,987		(27,987)	(K)	48,099
Diluted	48,458	28,056		(28,056)	(K)	48,458

(1)                                 See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the reclassifications included in this column.

(2)                                 See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(3)                                 See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands)

Note 1—Basis of Presentation

The following Unaudited Pro Forma Condensed Combined Financial Statements of the Company have been derived by the application of pro forma adjustments related to the Acquisition, the other Transactions, and the other assumptions and adjustments described in the accompanying notes herein to the historical financial statements of the Company and Jos. A. Bank.

The Unaudited Pro Forma Financial Information related to the Acquisition was prepared using the acquisition method of accounting for business combinations. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Acquisition and the other Transactions took place as of May 3, 2014. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended February 1, 2014, the three months ended May 4, 2013, the three months ended May 3, 2014 and the twelve months ended May 3, 2014 are presented as if the Acquisition and the other Transactions occurred on February 3, 2013. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in Note 3 below.

The Unaudited Pro Forma Condensed Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by Men’s Wearhouse. These accounting policies are similar in most material respects to those of Jos. A. Bank. Upon completion of the Acquisition, or as more information becomes available, Men’s Wearhouse will perform a more detailed review of Jos. A. Bank’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Certain reclassifications have been made relative to Jos. A. Bank’s historical financial statements in order to present them on a basis consistent with those of Men’s Wearhouse, including for balance sheet purposes: (1) condensing Jos A. Bank’s prepaid expenses and other current assets into other current assets, (2) reclassifying Jos. A. Bank’s accrued advertising and accrued property, plant and equipment expenses from accrued expenses and other current liabilities into accounts payable and (3) condensing Jos. A. Bank’s non-current liabilities into one line item.

As disclosed in Men’s Wearhouse’s historical audited financial statements, Men Wearhouse’s gross margin may not be comparable to other specialty retailers, as some companies exclude costs related to their distribution network from cost of goods sold while others, like Men’s Wearhouse, include all or a portion of such costs in costs of goods sold. As such, for income statement purposes, certain buying, distribution and occupancy costs for Jos. A. Bank were reclassified from Jos. A. Bank’s sales and marketing and general and administrative line items to cost of goods sold to conform to Men’s Wearhouse’s calculation of gross margin. In addition, asset impairment charges included in Jos. A. Bank’s sales and marketing line item were reclassified to its own line item to conform to the Men’s Wearhouse presentation.

Note 2—Preliminary Purchase Price Allocation

The combined company will allocate the purchase price paid by Men’s Wearhouse to the fair value of the Jos. A. Bank assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Jos. A. Bank as of May 3, 2014. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors, at the completion of the Acquisition. The final purchase price allocation could be impacted by a variety of factors that may

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands)

become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the Acquisition.

Book value of net assets acquired	$695,442	(i)
Fair value adjustments:
Identifiable intangible asset	500,000	(ii)
Other non-current liabilities	(154,531	)(iii)
Goodwill	786,412	(iv)
Total fair value adjustments	1,131,881
Total purchase price	$1,827,323

(i)                                     The Unaudited Pro Forma Condensed Combined Financial Information has been prepared using Jos. A. Bank’s available financial information. Except as described below, the carrying value of Jos. A. Bank’s net assets are considered to be a proxy for fair value of those assets and liabilities. Adjustments may be required when additional information is obtained and a more detailed review is performed of the net assets acquired. The actual amounts recorded when the Acquisition is completed may differ materially from the current book value of Jos. A. Bank’s net assets.

(ii)                                  Based on a preliminary valuation, the identifiable intangible asset consists of an indefinite-lived tradename of approximately $500.0 million.

(iii)                               Historical non-current liabilities were decreased by $40.5 million to reflect the elimination of Jos. A. Bank’s deferred rent balances as of May 3, 2014 as these amounts are typically not assigned any fair value during purchase price allocation. Non-current liabilities were increased by $195.0 million to reflect the deferred tax liability to be recorded in connection with the identified tradename. This amount was calculated using a tax rate of 39.0%, which approximates the relevant statutory rate.

(iv)                              Goodwill was increased by $786.4 million to reflect the excess of the consideration paid to consummate the Acquisition over the fair value of the assets acquired.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands)

Note 3—Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Sources and Uses

Sources of funds:
Available cash and cash equivalents(1)	$334,343
ABL Facility	95,980
Term Loan Facility	1,100,000
Notes Offering	600,000
Total sources of funds	$2,130,323
Use of funds:
Cash payments to Jos. A. Bank stockholders(2)	$1,827,323
Refinance Men’s Wearhouse current term loan	95,000
Transaction costs(3)	150,000
New debt issuance costs(4)	58,000
Total use of funds	$2,130,323

(1)                                 Available cash and cash equivalents used to fund the Acquisition is based on maintaining a minimum combined company pro forma cash balance of approximately $100.0 million after the Acquisition and the other Transactions are completed.

(2)                                 Based on 27,998,089 shares of Jos. A. Bank common stock outstanding as of June 2, 2014 plus 114,566 shares of common stock of Jos. A. Bank reserved for issuance pursuant to outstanding equity awards under Jos. A. Bank’s stock plans (as determined based on the maximum number of shares of common stock that may be settled in connection with the Acquisition pursuant to the terms and conditions of the outstanding awards, as of June 4, 2014) multiplied by $65.00.

(3)                                 In accordance with applicable accounting guidance, transaction costs are expensed as they are incurred.

(4)                                 See Note (B) below.

Concurrent with the refinancing of the Men’s Wearhouse current term loan, Men’s Wearhouse will settle its current interest rate swap. The following adjustments were made to the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the settlement of the interest rate swap:

	Cash	Non-current assets	Accumulated other comprehensive income (loss)	Retained earnings	Non-current liabilities
Cash payment to settle interest rate swap	$(356)	$—	$—	$—	$(356)
Reclassification of loss on interest rate swap from other comprehensive income to retained earnings	—	—	217	(217)	—
Elimination of deferred tax asset on interest rate swap	—	(139)	—	(139)	—

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands)

The following table provides a summary of the uses of cash and cash equivalents for the various transactions described in Note (A):

Cash and cash equivalents
Men’s Wearhouse balance as of May 3, 2014	$95,923
Jos. A. Bank’s balance as of May 3, 2014	338,420
Use of available cash and cash equivalents to fund the Acquisition	(334,343)
Men’s Wearhouse payment to settle interest rate swap	(356)
Combined company pro forma cash and cash equivalents	$99,644

(B) Debt

The adjustments to long-term debt are comprised of the following items:

Current Portion of Long-Term Debt:
Current portion of Term Loan Facility	$11,000
Refinancing of current term loan	(10,000)
Net change in current maturities of long-term debt	$1,000
Long-Term Debt:
Non-current portions of Term Loan Facility, ABL Facility and Notes Offering	$1,784,980
Refinancing of current term loan	(85,000)
Net change in long-term debt	$1,699,980

Deferred financing fees of $58.0 million, which generally represent upfront and arranger fees based on a percentage of the debt issued, have been recorded with $8.5 million classified as other current assets and $49.5 million classified as non-current assets. The deferred financing fees may ultimately be different than the amount assumed for purposes of this Unaudited Pro Forma Condensed Combined Financial Information including the possibility that the Term Loan Facility may be issued with an original issue discount, which would be shown as a reduction of the proceeds from the Term Loan Facility and not as a deferred asset.

Deferred financing fees incurred in relation to the Term Loan Facility and ABL Facility will be amortized over the contractual term of such facilities and fees to be incurred in connection with the Notes Offering will be amortized over the contractual term of the notes, which is expected to be eight years. Amounts related to an original issue discount will be amortized over the contractual term of the Term Loan Facility.

Deferred financing fees of $2.2 million relating to Men’s Wearhouse’s previous credit facility have been eliminated from other non-current assets with a corresponding decrease to retained earnings. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Statements of Earnings for these costs as they are non-recurring.

(C) Goodwill and other intangible assets

The adjustment to goodwill consists of $786.4 million while the adjustment to intangible assets, net consists of $500.0 million. See Note 2 for the estimated purchase price allocation. The pro forma

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands)

purchase price allocation is preliminary as the Acquisition has not yet been completed. The pro forma presentation assumes that the historical values of Jos. A. Bank’s net assets approximate fair value. Additionally, the allocation of the purchase price to the acquired intangible asset is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors, upon the completion of the Acquisition. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the Acquisition is completed may differ materially from the pro forma amounts presented herein.

(D) Deferred taxes and other liabilities

The adjustment reflects an increase of $195.0 million in deferred tax liabilities associated with the recording of a tradename intangible asset for the combined company offset by an adjustment of $40.5 million associated with elimination of Jos. A. Bank’s deferred rent liabilities and $0.4 million related to settlement of the Men’s Wearhouse interest rate swap discussed in (A). The actual amounts recorded for deferred taxes may differ materially from the pro forma amounts presented herein.

(E) Equity

The historical stockholders’ equity of Jos. A. Bank will be eliminated upon the completion of the Acquisition. In addition, as discussed in (A) and (B) above, Men’s Wearhouse will settle its current interest rate swap and existing deferred financing fees related to Men’s Wearhouse’s previous credit facility will be eliminated. See the calculation of the pro forma adjustments to the components of equity below:

	Common stock	Capital in excess of par	Accumulated other comprehensive income (loss)	Retained earnings	Total Equity
Elimination of Jos. A. Bank equity balances	$(279)	$(96,256)	$—	$(598,906)	$(695,441)
Reclassification of loss on interest rate swap from other comprehensive income to retained earnings	—	—	217	(356)	(139)
Elimination of deferred financing fees related to Men’s Wearhouse’s previous credit facility	—	—	—	(2,201)	(2,201)
Estimated Men’s Wearhouse transaction fees	—	—	—	(150,000)	(150,000)
Total pro forma adjustment	$(279)	$(96,256)	$217	$(751,463)	$(847,781)

Unaudited Pro Forma Condensed Combined Statement of Earnings

(F) Occupancy costs

As a result of the elimination of Jos. A. Bank’s deferred rent liabilities as described in Note 2, the amortization of deferred rent liabilities as a reduction of rent expense has been eliminated resulting in an increase in Jos. A. Bank occupancy costs, which is shown as an adjustment to cost of goods sold to conform to the Men’s Wearhouse presentation. A summary of the increase in Jos. A. Bank

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands)

occupancy costs for each Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 4, 2013	Three Months Ended May 3, 2014	Twelve Months Ended May 3, 2014
Increase in Jos. A. Bank occupancy costs	$7,885	$2,264	$1,084	$6,705

(G) Selling, general and administrative

In accordance with accounting guidance, transaction costs are expensed as they are incurred. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Statements of Earnings for transaction costs to be incurred as these costs are not expected to have a continuing impact on the combined company. As transaction costs already incurred are also not expected to have a continuing impact on the combined company, they have been eliminated from the Unaudited Pro Forma Condensed Combined Statements of Earnings for each period presented. A summary of the transaction costs eliminated for each Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 4, 2013	Three Months Ended May 3, 2014	Twelve Months Ended May 3, 2014
Transaction costs recorded by Men’s Wearhouse and Jos. A. Bank	$18,576	$—	$95,489	$114,065

(H) Interest Income

Decreases in interest income reflect lower interest income related to the use of $334.3 million of cash and investments, see (A) above, to partially fund the Acquisition. The amounts were calculated using an average return of 0.2% on a pro forma cash balance of approximately $100.0 million after the Transactions and funding of the Acquisition was completed. A summary of the interest income amounts eliminated for each Unaudited Pro Forma Condensed Combined Statement of Earnings is shown below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 4, 2013	Three Months Ended May 3, 2014	Twelve Months Ended May 3, 2014
Elimination of interest income	$578	$242	$72	$408

(I) Interest Expense

Concurrently with the closing of the Acquisition, the Company plans to enter into a (i) $1.1 billion Term Loan Facility, (ii) a $500.0 million ABL Facility and (iii) $600.0 million of notes offered hereby. Interest on the Term Loan B and ABL Facility will be variable, while interest on the notes will be fixed. For purposes of this Unaudited Pro Forma Condensed Combined Financial Information, borrowings made in connection with the Transactions under the Term Loan Facility, ABL

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands)

Facility and notes were assumed using a weighted average interest rate of 5.4%. The adjustment to interest expense for each Unaudited Pro Forma Condensed Combined Statement of Earnings is below:

	Fiscal Year Ended February 1, 2014	Three Months Ended May 4, 2013	Three Months Ended May 3, 2014	Twelve Months Ended May 3, 2014
Interest expense on financing incurred in connection with the Transactions	$98,305	$24,622	$24,499	$98,182
Eliminate amortization of deferred financing fees on Men’s Wearhouse’s previous credit facility	(523)	(103)	(139)	(559)
Eliminate interest expense related to current Men’s Wearhouse term loan	(1,493)	—	(728)	(2,221)
Eliminate commitment fees paid on Men’s Wearhouse’s previous credit facility	(1,063)	(197)	(262)	(1,128)
Amortization of deferred financing costs and/or issue discounts recorded in connection with financing assumed in connection with the Transactions	8,545	2,136	2,136	8,545
Total adjustment to interest expense	$103,771	$26,458	$25,506	$102,819

The pro forma interest expense on the notes offered hereby is based on an assumed interest rate. A hypothetical 1/8 increase (or decrease) in the interest rate on the notes offered hereby would increase (or decrease) our pro forma interest expense by $0.8 million per annum, respectively.

(J) Income taxes

The pro forma condensed combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated statutory rate of 39% for the periods presented. The effective tax rate of the combined company could be significantly different depending on post- acquisition activities.

(K) Basic and diluted shares

Basic and diluted earnings per share calculations were computed using the two-class method and are based on the Men’s Wearhouse basic and diluted weighted-average shares only as no new shares were issued as part of the Acquisition.